Exhibit 3.19

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is EnergySolutions Federal EPC, Inc.

•

Second: Its registered office in the state of Delaware is to be located at c/o National Registered Agents Inc., 160 Greentree Drive, Suite 101, in the city of Dover, County of Kent Zip Code 19904. The registered agent in charge thereof is National Registered Agents Inc.

•	Third: The purpose of the corporation is to engage in any lawful act activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 10,000 shares (number of authorized shares) with a par value of $0.01 per share.

•	Fifth: The name and mailing address of the incorporate are as follows:

Name:	Jeanna M. Baker, Director of Legal Services

Mailing Address:	EnergySolutions
423 West 300 South, Suite 200
Salt Lake City, Utah 84101

•

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 2nd day of April, A.D. 2007.

BY:	/s/ Jeanna M. Baker
(Incorporator)
Name:	Jeanna M. Baker
Director of Legal Services